EXHIBIT 10.38

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement, (this “Purchase Agreement”), is hereby made and entered into this 22 day of December 2008, (the “Effective Date”), by and between:

Tanaka Kikinzoku Kogyo Kabushiki Kaisha, (“TKK”), a company incorporated under the laws of Japan with its registered offices located at Tokyo Building 22F, 7-3, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-6422, Japan

and

Catalytic Solutions, Inc., (“CSI”), a company incorporated under the laws of the State of California, USA, with its registered offices located at 1640 Fiske Place Oxnard, California 93033, United State of America.

WITNESSETH

WHEREAS, TKK and CSI jointly established the Japanese corporation, TC Catalyst, Inc., (“TC Catalyst”), pursuant to that certain Shareholders’ Agreement executed by TKK and CSI as of February 13, 2008, which Shareholders’ Agreement TC Catalyst joined as a party by means of a written acknowledgement dated June 11, 2008, and which Shareholders’ Agreement was amended by TKK, CSI and TC Catalyst pursuant to that certain First Amendment Agreement as of June 11, 2008, (as may be amended from time to time, the “Shareholders’ Agreement”), and as of the Effective Date each of TKK and CSI hold fifty percent of the total issued shares of TC Catalyst; and

WHEREAS, CSI desires to sell to TKK, and TKK desires to purchase from CSI, a portion of the shares of TC Catalyst currently held by CSI in accordance with the terms and conditions set forth in this Purchase Agreement; and

WHEREAS, CSI and/or its Affiliates possesses certain proprietary technology relating to diesel exhaust emissions purification filters and catalysts, and specifically to certain catalysts for HDU, (as such term is defined in the Shareholders’ Agreement), in connection with gasoline, compressed natural gas and diesel fuels for commercial on-road and off-road vehicles, buses, trucks, delivery vans, mobile equipment, mobile power generation, marine vehicles, locomotives, stationary diesel genset applications, diesel mobile skid mounted gensets, natural gas mobile skid mounted gensets and such other heavy-duty applications; and

WHEREAS, certain technology, including such HDU catalyst technology, possessed by CSI and/or its Affiliates was licensed, and caused to be licensed, to TC Catalyst pursuant to that certain CSI License Agreement executed by CSI and TC Catalyst as of June 11, 2008 (the “CSI License Agreement”); and

WHEREAS, CSI further desires to sell, and cause its Affiliates to sell, to TKK, and TKK desires to purchase from CSI and its Affiliates, such HDU catalyst technology and a part of license fee claim, as well as additional technology later developed by CSI as more further described in, and in accordance with the terms and conditions set forth in, this Purchase Agreement,

NOW, THEREFORE, each of TKK and CSI, (each, a “Party” and collectively, the “Parties”), hereby agrees to abide in good faith with each of the following terms and conditions.

Article 1.

Definitions

Each capitalized term used in this Purchase Agreement shall, unless otherwise specifically defined herein, have the meaning assigned to each such term in accordance with the Shareholders’ Agreement.

Article 2.

Sale and Purchase of Shares

2.1

Subject to the execution by TKK, CSI and TC Catalyst of the Second Amendment Agreement amending the Shareholders’ Agreement in connection with this Purchase Agreement, (the “Second Amendment”), CSI hereby agrees to sell to TKK, effectively as of the Effective Date, 400 Shares, (the “CSI Shares”), for a total purchase price of JPY 40,000,000, (forty million Japanese Yen, the “Share Purchase Price”), and TKK hereby agrees to purchase the CSI Shares and to pay to CSI the Share Purchase Price by bank transfer to the bank account designated by CSI on the Effective Date.

2.2

CSI hereby represents and warrants that the CSI Shares hereby transferred to TKK shall be free and clear of any and all liens, encumbrances or other security interests of any kind.

2.3

This Purchase Agreement shall constitute the written consent for the transfer of Shares set forth in this Article 2 required under Article 2.7 of the Shareholders’ Agreement.

2.4

Each of CSI and TKK hereby agree (i) to execute the Second Amendment as of the Effective Date, (ii) to cause TC Catalyst to execute the Second Amendment as of the Effective Date, and (iii) to cause the Directors nominated by each such Party to take all such steps necessary to duly authorize and finalize the sale of the Shares in accordance with this Article 2 and to register such Shares in the name of TKK.

2.5

Following the completion of the purchase and sale of the CSI Shares, (i) TKK shall be obligated to contribute as a shareholder of TC Catalyst seventy percent (70%) of the financing requirements of TC Catalyst and to receive seventy percent (70%) of all distributions of dividends and profits, and assets in the event of dissolution, of TC Catalyst, and (ii) CSI shall be obligated to contribute as a shareholder of TC Catalyst thirty percent (30%) the financing requirements of TC Catalyst and to receive thirty percent (30%) of all distributions of dividends and profits, and assets in the event of dissolution, of TC Catalyst.

2.6    Following the completion of the purchase and sale of the CSI Shares, if TC Catalyst requires additional financing, TKK and CSI shall be obligated to adjust the non-capital contributions to TC Catalyst (such as the total outstanding amount of principal with respect to the TKK Loan, TKK Notarized Deed, and CSI Notarized Deed) so that the proportion of such non-capital contributions shall be the same proportion as the proportion of the Shares held by TKK and CSI to the total number of outstanding Shares.

Article 3.

Repurchase Option

3.1

Subject to the satisfaction of the conditions set forth in Article 3.2 below, CSI shall have the one-time option to repurchase, at any time prior to the dissolution of TC Catalyst, the total number of 398 Shares of the 400 Shares sold to TKK pursuant to Article 2 above at a price for such Shares, (the “Share Repurchase Price”), equal to 398 multiplied by the sum of (i) JPY 100,000, (one hundred thousand Japanese Yen), plus (ii) a repurchase premium equivalent to an amount of interest that would be due based on a calculation using an interest rate of 2%, (two percent), per annum applied to JPY 100,000, (one hundred thousand Japanese Yen), and calculated from the Effective Date until the date of the actual repurchase of the Shares under this Article 3, compounded annually.

3.2

CSI shall be entitled to exercise the Share purchase option of 398 Shares as set forth in Article 3.1 above only on the conditions that (i) the total outstanding amount of principal with respect to the TKK Loan has been repaid by TC Catalyst, together with all interest due thereon and (ii) thereafter, CSI shall be obligated to contribute as a shareholder of TC Catalyst to the financing requirements of TC Catalyst in the same proportion as the proportion of the Shares held by CSI to the total number of outstanding Shares.

3.3

In the event CSI desires to repurchase the 398 Shares from TKK as set forth in Article 3.1 above, CSI shall provide to TKK written notice of such repurchase no less than thirty days prior to the date on which CSI desires to repurchase such Shares, and such written notice shall be binding on and constitute a valid agreement between the Parties with respect to the repurchase by CSI and sale by TKK of all of the 398 Shares.

3.4

In the event of a repurchase by CSI of the 398 Shares pursuant to this Article 3, CSI shall pay the total Share Purchase Price to TKK on or prior to the date set forth for such repurchase in the written notice by CSI pursuant to Article 3.3 above, by bank transfer to the bank account designated by TKK.

3.5

Following the confirmed receipt of the total amount of the Share Purchase Price by TKK, each of CSI and TKK shall cause the Directors nominated by each such Party to take all such steps necessary to duly authorize and finalize the sale of the Shares so purchased by CSI, and to register such Shares in the name of CSI.

3.6

TKK shall transfer to CSI the Shares repurchased by CSI pursuant to this Article 4 free and clear of any and all liens, encumbrances or other security interests of any kind.

3.7

In the event CSI repurchases the Shares pursuant to this Article 3, each of TKK and CSI shall execute itself, and shall cause TC Catalyst to execute,  a further amendment to the Shareholders’ Agreement, (the “Repurchase Amendment”), which Repurchase Amendment shall (i) amend Article 3.1 of the Shareholders’ Agreement so that (a) TKK shall be entitled to nominate and/or appoint four Directors and CSI shall be entitled to nominate and/or appoint three Directors, or (b) TKK shall be entitled to nominate and/or appoint three Directors and CSI shall be entitled to nominate and/or appoint two Directors, as may be agreed upon by TKK and CSI; provided, however, that in any event TKK shall nominate and/or appoint the majority of the Directors, (ii) amend Article 3.3 of the Shareholders’ Agreement so that the number of Directors equivalent to a majority of all of the Directors shall constitute a quorum, and (iii) amend the Shareholders’ Agreement as necessary in order to clarify that (c) each of TKK and CSI shall be entitled to share in all distributions of dividends and profits, and assets in the event of dissolution, of TC Catalyst in the same proportion as, (d) each of TKK and CSI shall be required to contribute as a shareholder of TC Catalyst to the financing requirements of TC Catalyst in the same proportion as, and (e) the proportions/percentages used for the various payments to be made between TKK and CSI under Article 13 of the Shareholders’ Agreement shall be appropriately adjusted so as to represent the same proportion as, in all cases,  the proportion of the holding of Shares by TKK and CSI immediately following such repurchase of Shares.

Article 4.

Purchase and Sale of HDU Technology

4.1

CSI hereby agrees to (i) sell and transfer, and cause its Affiliates to sell and transfer,  to TKK all of the technology described in Article 4.2 below, (the “HDU Technology”) and (ii) grant, and cause its Affiliates to grant,  to TKK all of the rights described in Article 5.1 and 5.2 below and claim of JPY250,000,000 (two hundred fifty million Japanese Yen) portion of the license fee under the CSI License Agreement, for a total purchase price of US$7,500,000, (seven million five hundred thousand US Dollars, the “Technology Purchase Price”), and TKK shall pay the Technology Purchase Price to CSI by bank transfer to the bank account designated by CSI as set forth in Article 6.1.

4.2

HDU Technology shall mean, with respect to and limited to the Territory, (i) all of the CSI Technology relating to HDU catalysts, (ii) all other technology relating to HDU catalysts held by CSI and/or any of the Affiliates of CSI as of the Effective Date, if any, and (iii) all technology relating to HDU catalysts developed by CSI and/or any of the Affiliates of CSI during the period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date, (the “Development Period”).  For avoidance of doubt, the transfer of the HDU Technology by CSI and its Affiliates to TKK pursuant to this Article 4 shall include, without limitation, (a) the transfer to TKK of the ownership of all of granted patents, industrial design patents, utility model patents and all other forms of legally recognized intellectual property right protection, (collectively, “Intellectual Property Rights”), within the Territory and all pending applications for Intellectual Property Rights within the Territory, held or made by or in the name of CSI and/or any of the Affiliates of CSI as of the Effective Date for HDU catalysts, which granted and pending Intellectual Property Rights shall include those patents listed in Attachment I, (the “HDU Patents”), (b) the transfer to TKK of all trade secrets, know-how and all other proprietary information, (collectively, “Trade Secrets”), held by CSI and/or any of the Affiliates of CSI as of the Effective Date and relating to HDU catalysts, which Trade Secrets TKK shall be entitled to make exclusive use of within the Territory, (c) the ownership of all Intellectual Property Rights and of all Trade Secrets granted to or developed by CSI, any of the Affiliates of CSI, or jointly to or by CSI and any third party, relating to HDU catalysts within the Territory during the Development Period, and the exclusive right to apply for, at any appropriate time, Intellectual Property Rights within the Territory relating to any developments, inventions, improvements or technologies for HDU catalysts developed by CSI, any of the Affiliates of CSI or by CSI jointly with any third party during such Development Period, (d) the grant to TKK of a non-exclusive, royalty-free, fully paid-in license in perpetuity to use in any manner, including without limitation, to sublicense the use of, any and all Intellectual Property Rights or Trade Secrets granted to or held by CSI and/or its Affiliates, as of the Effective Date or at any time during the Development Period, which Intellectual Property Rights or Trade Secrets may be used, but are not limited to use, for or in connection with HDU catalysts, and (e) for the avoidance of doubt, the grant to TKK of the right to make, in its own name, any and all applications for Intellectual Property Rights relating to HDU Technology in any country located within the Territory; provided, however, that TKK shall not be allowed to make any such application for Intellectual Property Rights with respect to any Trade Secrets disclosed by CSI relating to HDU Technology, regarding which Trade Secrets (x) CSI has notified TKK in writing that CSI will not permit public disclosure and (y) have not become part of the public domain.

4.3

CSI shall assist TKK in maintaining those patents within the Territory that are the subject of the provisions of Article 4.2 (d) above, including, without limitation, reasonably responding to all patent objections, invalidation or infringement-related proceedings related to the Patents and otherwise defending the Patents in a commercially reasonable fashion; provided, however, that TKK shall have the sole right to control and settle any such proceedings.

4.4

CSI shall, at no additional cost to TKK, assist TKK with respect to all procedures relating to transfers, registrations, notifications, applications, etc., relating to any granted and pending Intellectual Property Rights transferred to TKK under this Article 4, as may be reasonably requested by TKK in order to complete the transfer of the HDU Technology to TKK as contemplated under this Article 4, including, without limitation, assisting with any application, filing, registration, notification, etc., for granted and pending Intellectual Property Rights in connection with existing HDU Patents and new HDU-related technology and developments in any country or jurisdiction within the Territory.  Following the Effective Date and until the first anniversary of the end of the Development Period, CSI shall, at no additional cost to TKK, further cooperate with TKK in order to provide TKK with all Trade Secrets relating to the HDU Technology, which Trade Secrets are subject to transfer to TKK under this Purchase Agreement, including, without limitation, all necessary reports, summaries, training and updates.

4.5

For avoidance of doubt, the transfer to TKK of the HDU Technology pursuant to this Article 4 is intended by the Parties to give TKK the exclusive rights, as between the Parties and the Affiliates of CSI, to manufacture and sell within the

Territory relevant products and services with respect to Diesel Catalysts for the HDU field; provided, however, that TKK hereby acknowledges and agrees that its ability to exercise its rights with respect to the HDU Technology shall in all events be subject to the provisions of Article 8.3 of the Shareholders’ Agreement.

4.6

For avoidance of doubt, nothing in this Purchase Agreement shall be construed or interpreted to require CSI to make any transfer of Breakthrough Technology to TKK, even in the event such Breakthrough Technology may be related to HDU catalysts.  Notwithstanding the foregoing, however, in the event CSI and/or any of the Affiliates of CSI develop Breakthrough Technology relating to HDU catalysts and desire to sell, license or otherwise transfer in any way such Breakthrough Technology or any part of such Breakthrough Technology to any third party located in or for use in any part of the Territory, CSI shall first make such offer to TKK based on the same terms and conditions offered to such third party, and only in the event TKK refuses such offer in writing may CSI complete such contemplated sale, license or other transfer to such third party based on the terms offered to and rejected by TKK.

4.7

In the event TKK desires to sell, license or otherwise transfer in any way all or any portion of the HDU Technology to any third party at any time, TKK shall first provide CSI with written notice of such intended sale, license or other transfer.  CSI shall be free in its sole discretion to make an offer to purchase or license from TKK such HDU Technology and TKK shall be free in its sole discretion to accept or reject such offer from CSI.

Article 5.

Additional Rights to TKK and Non-Compete by TKK

5.1

In the event (i) TKK desires to have TC Catalyst export and sell products incorporating the HDU Technology and provide related services, or (ii) TKK desires or intends, following the dissolution of TC Catalyst for any reason, to export or sell itself or through agents or representatives, products incorporating the HDU Technology and to provide related services, in either case solely to original equipment manufacturing, (“OEM”), companies located outside of the Territory, which OEM companies are subsidiaries of customers of TKK or of TC Catalyst, as applicable, located within the Territory, TKK shall notify CSI thereof in writing, and TKK and CSI shall finalize and execute within thirty (30) business days a license agreement permitting TKK, and TC Catalyst by means of a sublicense from TKK if applicable, to utilize the Intellectual Property Rights and Trade Secrets of CSI outside of the Territory to the extent necessary to permit such export and sales of products incorporating the HDU Technology and such provision of related services by TKK or TC Catalyst outside of the Territory to such OEM subsidiaries of customers located within the Territory.  For avoidance of doubt, in the event CSI receives written notice from TKK as provided in this Article 5, CSI shall be obligated to grant promptly to TKK a license allowing TKK, or TC Catalyst by means of a sublicense from TKK, to utilize the Intellectual Property Rights and Trade Secrets necessary to permit TKK or TC Catalyst to conduct export and sales of products incorporating the HDU Technology and provide related services outside of the Territory to such OEM subsidiaries of customers located within the Territory, in exchange for which TKK shall be obligated to pay to CSI royalties on such sales, whether such sales are made by TKK or by TC Catalyst as sublicense, and the amount of such royalties shall be reasonably negotiated by the Parties and shall be based on commercial standards generally applicable to the industry.

5.2

To the full extent permitted by applicable law, TKK hereby agrees in perpetuity (i) not to compete directly, (ii) not to compete indirectly through acquisition, (whether directly, by merger or otherwise), of another company, and (iii) to cause its Affiliates not to compete, with CSI outside of the Territory in connection with catalysts for LVA and related services.

Article 6.

Payment of Technology Purchase Price

The payment of the total amount of the Technology Purchase Price shall be as follows: (i) TKK shall pay to CSI US$5,000,000, (five million US Dollars) on 26 day of December 2008, on or prior to which date CSI shall submit to TKK all documents reasonably required by TKK for the application for transfer of registration or the notification of transfer of ownership of the HDU Patents labeled “Registration 1 Patents” in Attachment I with the patent offices in Japan, South Korea and the Peoples’ Republic of China, and (ii) TKK shall pay to CSI US$2,500,000, (two million five hundred thousand US Dollars) within two weeks from the date when CSI submits to TKK all documents reasonably required by TKK for the application for transfer of registration or the notification of transfer of ownership of the HDU Patents labeled “Registration 2 Patents” in Attachment I with the patent offices in Japan, South Korea and the Peoples’ Republic of China.

Article 7.

Fees, Expenses and Taxes

Each Party shall be liable for all of the expenses and fees required in order for each such Party to perform its obligations as set out in this Purchase Agreement.  In the event consumption or other sales taxes become applicable with respect to any payment required hereunder, the Parties acknowledge and agree that such consumption or sales taxes shall be added to the amount of such payment.

Article 8.

Term of Agreement

This Agreement shall remain in effect in perpetuity and shall be binding on the successors, hiers and assignees of each of the Parties.

Article 9.

Governing Law and Resolution of Disputes

9.1

This Purchase Agreement shall be governed by and interpreted in accordance with the laws of Japan.

9.2

Any claim, dispute or controversy arising between TKK and CSI in relation to this Purchase Agreement, or any breach hereof, which cannot be satisfactorily settled through consultations in good faith between TKK and CSI, shall be finally settled by arbitration upon the written request of either Party, before an arbitration tribunal of the International Court of Arbitration, in accordance with its rules and utilizing three arbitrators, one to be chosen by each of TKK and CSI, and the third to be chosen by the initial two arbitrators.  The place of arbitration shall be Tokyo, Japan.  Each of TKK and CSI hereby agrees that any award of such arbitration tribunal shall be final and binding upon both Parties, and that judgment upon such award may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, each of TKK and CSI has caused its duly authorized representative to execute this Agreement with effect from the date first set forth hereinabove.

Tanaka Kikinzoku Kogyo

Catalytic Solutions, Inc.

Kabushiki Kaisha

/s/Hideya Okamoto

/s/ Charles F. Call

Name:

Hideya Okamoto

Name:  Charles F. Call

Title:   Representative Director

Title:    Chief Executive Officer

and President

Exhibit 1

PATENTS

	Patent Title	WIPO application No.	Country application No.	Country
1	Perovskite-type Metal oxide Compounds and methods for Preparing and using the compounds	__	3357073	Japan
2	Platinum group metal-free catalysts for reducing the ignition temperature of particulates on a diesel particulate filter	PCT/US2005/037196 (2004.10.14)	200580038581.7	China
3			JP2007-536981	Japan
4			10-2007-7008524	South Korea
5	Catalyst and method for reducing nitrogen oxides in exhaust streams with hydrocarbons of alcohol	PCT/US2006/006454 (2005.2.28)	200680006155.X	China
6			JP2007-557164	Japan
7	Ammonia SCR Catalyst and Method of Using the Catalyst	PCT/US2007/25490	10-2008-7028066	South Korea
8	High Temperature Ammonia SCR Catalyst and Method of Using the Catalyst	PCT/US2007/25566	10-2008-7028188	South Korea
9	Ammonia SCR Catalyst and Method of Using the Catalyst	PCT/US2007/25490	200780017726.4	China
10			applying	Japan
11	High Temperature Ammonia SCR Catalyst and Method of Using the Catalyst	PCT/US2007/25566	200780018013.X	China
12			applying	Japan

AMENDMENT TO PURCHASE AND SALE AGREEMENT

This Amendment to Purchase and Sale Agreement, (“Amendment”), made and entered into this 22nd day of December, 2008 by and between Tanaka Kikinzoku Kogyo Kabushiki Kaisha, (“TKK”), a company incorporated under the laws of Japan with its registered offices located at Tokyo Building 22F, 7-3, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-6422, Japan and Catalytic Solutions, Inc., (“CSI”), a company incorporated under the laws of the State of California, USA, with its registered offices located at 4567 Telephone Road, Suite 206, Ventura, California 93003, United States of America,

WITNESSETH:

WHEREAS, TKK and CSI entered into a certain Purchase and Sale Agreement on December 22, 2008 (the “Agreement”), whereby TKK did not intend to purchase HDU Technology for uses other than technology relating to HDU catalysts, but purchased HDU Technology for uses other than technology relating to HDU catalysts;

WHEREAS, TKK and CSI now desire to make provisions to amend the Agreement in accordance with the terms of this Amendment,

NOW, THEREFORE, the parties hereto agree as follows:

1.  Article 4.8.  The following provisions shall be added in the Agreement after the provisions of Article 4.7 thereof.

“4.8

TKK hereby grants to CSI, and CSI hereby accepts, effective of the Effective Date, a royalty-free, fully paid-in, irrevocable license in perpetuity in the Territory, with the right to grant sublicenses, to make, use, sell or offer for sale products incorporating HDU Technology and any improvements of or relating to HDU Technology for uses other than technology relating to HDU catalysts, which license shall be exclusive within the Territory. TKK shall grant to CSI a royalty-free, fully paid-in, irrevocable license in perpetuity outside the Territory with the right to grant sublicenses, to make, use, sell or offer for sale products incorporating any improvements of or relating to HDU Technology, promptly following the development or acquisition thereof by TKK, which license shall be exclusive outside the Territory. TKK and CSI shall cause TC Catalyst to automatically grant an exclusive, royalty-free, fully paid-in license in perpetuity (with no right to sublicense) to any inventions and developments made solely by TC Catalyst or by TC Catalyst in conjunction with any third party outside the Territory to CSI.  Notwithstanding the foregoing, however, CSI shall inform TKK of the detail of sublicenses of HDU Technology for uses other than technology relating to

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HDU catalysts. TKK shall promptly notify CSI if TKK recognizes any action is initiated by or against TKK relating to or affecting the HDU Technology or any improvements of or relating to HDU Technology for uses other than HDU within the Territory.”

2.  Article 4.9.  The following provisions shall be added in the Agreement after the provisions of Article 4.8 thereof.

“4.9

TKK hereby grants to CSI, and CSI hereby accepts, effective of the Effective Date, a royalty-free, fully paid-in, irrevocable license until TKK and TC Catalyst execute the TKK HDU License Agreement, to grant a sublicense to TC Catalyst to make, use, sell or offer for sale products incorporating HDU Technology for HDU within the Territory.”

3.  Continuing Effect of Agreement.  Except as specifically above-amended by this Amendment, all provisions of the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in duplicate original counterparts on the date and year first set forth above, and each of the parties shall retain one original counterpart.

Tanaka Kikinzoku Kogyo

Catalytic Solutions, Inc.

Kabushiki Kaisha

/s/ Hideya Okamoto

/s/ Charles F. Call

Name:

Hideya Okamoto

Name:  Charles F. Call

Title:   Representative Director

Title:   Chief Executive Officer

and President

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